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                                   EXHIBIT 21




Subsidiaries of the Registrant

                                                             Percentage of
                                                Organized    voting securities
                                                under        owned by
                                                laws of      immediate parent
                                                -------      ----------------
Consolidated-Tomoka Land Co. (registrant)       Florida           --
  Placid Utilities Company                      Florida          100.0
  Indigo Group Inc.                             Florida          100.0
  Indigo Group Ltd.                             Florida           99.0*
  (A Limited Partnership)
  Indigo Development Inc.                       Florida          100.0
  Palms Del Mar, Inc.                           Florida          100.0


*Consolidated-Tomoka Land Co. is the limited partner of Indigo Group Ltd., and owns 99.0% of the total partnership equity. Indigo Group Inc. is the general partner, is the managing partner of the partnership, and owns 1.0% of the partnership equity.

All subsidiaries are included in the Consolidated Financial Statements of the Company and its subsidiaries appearing elsewhere herein.